Exhibit 99.1

News Release

Independent Bank Corporation
4200 East Beltline
Grand Rapids, MI 49525
616.527.5820

For Release:	Immediately

Contact:	William B. Kessel, President and CEO, 616.447.3933
Robert N. Shuster, Chief Financial Officer, 616.522.1765

INDEPENDENT BANK CORPORATION REPORTS
2016 SECOND QUARTER RESULTS

GRAND RAPIDS, Mich., July 28, 2016 - Independent Bank Corporation (NASDAQ: IBCP) reported second quarter 2016 net income of $6.4 million, or $0.30 per diluted share, versus net income of $5.6 million, or $0.24 per diluted share, in the prior-year period.  For the six months ended June 30, 2016, the Company reported net income of $10.5 million, or $0.48 per diluted share, compared to net income of $9.4 million, or $0.40 per diluted share, in the prior-year period.

Second quarter 2016 highlights include:

•	Net income and diluted earnings per share increased 14.6% and 25.0%, respectively, over 2015;
•	A year-over-year increase in quarterly net interest income of $0.9 million, or 5.0%;
•	A year-over-year decrease in quarterly non-interest expense of $0.7 million, or 3.2%;
•	Continued improvement in asset quality metrics with net recoveries of $1.0 million on previously charged-off loans and a $0.8 million, or 4.5%, decline in non-performing assets;
•	Total adjusted net loan growth of $36.4 million, or 9.5% annualized.
•	A 2.4% increase in tangible book value per share to $11.49 at June 30, 2016 from $11.22 at Mar. 31, 2016.
•	The payment of an eight cent per share dividend on common stock on May 16, 2016.

The second quarter of 2016 also included a $0.65 million ($0.02 per diluted share, after tax) impairment charge on capitalized mortgage loan servicing rights as well as a $0.28 million income tax benefit ($0.01 per diluted share) resulting from the adoption of Financial Accounting Standards Board Accounting Standards Update 2016-09 “Compensation – Stock Compensation (718) Improvements to Employee Share-Based Payment Accounting” (“ASU 2016-09”).

William B. (“Brad”) Kessel, the President and Chief Executive Officer of Independent Bank Corporation, commented: “We are very pleased to report strong overall results for the second quarter of 2016.  Solid loan growth, continued improvement in asset quality, a rise in net gains on mortgage loans, as well as our continuing efforts to reduce non-interest expenses, contributed to a 14.6% increase in our net income.  Diluted earnings per share rose by 25.0%, reflecting both the increase in net income and the benefit from our share repurchase activity.  Further, despite continued pressure from the low interest rate environment, we did achieve growth in net interest income on a quarterly and year-to-date basis compared to 2015.  As we look ahead to the remainder of 2016 and beyond, we are focused on building on the momentum generated in the first half of 2016.”

Operating Results

The Company’s net interest income totaled $19.6 million during the second quarter of 2016, an increase of $0.9 million, or 5.0% from the year-ago period, but down slightly ($0.1 million, or 0.7%) from the first quarter of 2016.  The Company’s tax equivalent net interest income as a percent of average interest-earning assets (the “net interest margin”) was 3.52% during the second quarter of 2016, compared to 3.62% in the year-ago period, and 3.61% in the first quarter of 2016.  The year-over-year quarterly increase in net interest income is due to an increase in average interest-earning assets that was only partially offset by a decline in the net interest margin.  The decrease in the net interest margin is primarily due to the prolonged low interest rate environment that has resulted in declining year-over-year average yields on the Company’s loan portfolio.  Average interest-earning assets were $2.26 billion in the second quarter of 2016 compared to $2.08 billion in the year ago quarter and $2.21 billion in the first quarter of 2016.  Net interest recoveries on previously charged-off loans totaled $0.13 million in both the second quarter of 2016 and 2015.

For the first six months of 2016, net interest income totaled $39.4 million, an increase of $2.6 million, or 7.1% from 2015.  The Company’s net interest margin for the first six months of 2016 was 3.57% compared to 3.60% in 2015.  The increase in net interest income for the first six months of 2016 is due to an increase in average interest-earning assets that was only partially offset by a decline in the net interest margin. Net interest recoveries on previously charged-off loans totaled $0.68 million and $0.18 million for the first six months of 2016 and 2015, respectively.

Non-interest income totaled $9.6 million and $17.4 million, respectively, for the second quarter and first six months of 2016, compared to $11.0 million and $19.9 million in the respective comparable year ago periods.

Interchange income totaled $2.0 million and $3.9 million for the second quarter and first six months of 2016, respectively, representing decreases of $0.3 million and $0.5 million, respectively, over the year ago comparative periods.  The decrease in interchange income in 2016 as compared to 2015 primarily results from lower incentives under the Company’s Debit Brand Agreement.  In addition, although transaction volumes increased for both the second quarter and first half of 2016 versus 2015, interchange income declined, primarily due to a higher mix of debit (PIN-based) versus credit (signature-based) transactions.

Net gains on mortgage loans were $2.5 million in the second quarter of 2016, compared to $1.8 million in the year-ago quarter.  For the first six months of 2016, net gains on mortgage loans totaled $4.2 million compared to $3.9 million in 2015.  Although mortgage loan origination and sales volumes have decreased in 2016 principally due to a decline in refinance volume, net gains on mortgage loans have increased due primarily to wider primary-to-secondary market pricing spreads that has resulted in improved profit margins on mortgage loan sales.

Mortgage loan servicing generated a loss of $0.3 million and income of $1.5 million in the second quarters of 2016 and 2015, respectively. The quarterly comparative variance is due primarily to the change in the impairment reserve (a $0.6 million impairment charge in the second quarter of 2016 as compared to a $1.2 million recovery of previously recorded impairment charges in the year-ago quarter).  For the first six months of 2016, mortgage loan servicing generated a loss of $1.3 million compared to income of $1.0 million in 2015. The year-to-date comparative variance is also due primarily to the change in the impairment reserve.  Capitalized mortgage loan servicing rights totaled $10.3 million at June 30, 2016 compared to $12.4 million at Dec. 31, 2015.  As of June 30, 2016, the Company serviced approximately $1.64 billion in mortgage loans for others on which servicing rights have been capitalized.

Non-interest expenses totaled $20.9 million in the second quarter of 2016, compared to $21.6 million in the year-ago period.  For the first six months of 2016, non-interest expenses totaled $42.9 million versus $43.7 million in 2015.  Several categories of expenses declined in 2016 as compared to the year ago period, reflecting the Company’s ongoing efforts to reduce non-interest expenses and improve its efficiency ratio.

The Company recorded an income tax expense of $2.6 million and $4.6 million in the second quarter and first six months of 2016, respectively.  This compares to an income tax expense of $2.6 million and $4.4 million in the second quarter and first six months of 2015, respectively.  The second quarter and year-to-date 2016 income tax expense was reduced by a credit of approximately $0.3 million due to the adoption of ASU 2016-09.

Asset Quality

Commenting on asset quality, President and CEO Kessel added:  “We continue to make progress in further improving asset quality, as evidenced by declines in non-performing assets and loan net charge-offs.  In addition, thirty- to eighty-nine day delinquency rates at June 30, 2016 were 0.08% for commercial loans and 0.67% for mortgage and consumer loans.  These early stage delinquency rates continue to be well-managed.”

A breakdown of non-performing loans(1) by loan type is as follows:

Loan Type	6/30/2016	12/31/2015	6/30/2015
	(Dollars in thousands)
Commercial	$3,710	$3,572	$4,233
Consumer/installment	905	972	1,174
Mortgage	6,264	6,174	6,912
Payment plan receivables(2)	18	5	18
Total	$10,897	$10,723	$12,337
Ratio of non-performing loans to total portfolio loans	0.69%	0.71%	0.85%
Ratio of non-performing assets to total assets	0.67%	0.74%	0.73%
Ratio of the allowance for loan losses to non-performing loans	208.42%	210.48%	199.29%

(1)	Excludes loans that are classified as “troubled debt restructured” that are still performing.
(2)	Represents payment plans for which no payments have been received for 90 days or more and for which Mepco has not yet completed the process to charge the applicable counterparty for the balance due. These balances exclude receivables due from Mepco counterparties related to the cancellation of payment plan receivables.

Non-performing loans are up slightly from Dec. 31, 2015 and have declined by $1.4 million, or 11.7%, since June 30, 2015.  The  year-over-year decline in non-performing loans primarily reflects loan net charge-offs, pay-offs, negotiated transactions and the migration of loans into ORE.  ORE and repossessed assets totaled $5.6 million at June 30, 2016, compared to $7.2 million at Dec. 31, 2015.

The provision for loan losses was a credit of $0.7 million and $0.1 million in the second quarters of 2016 and 2015, respectively.  The provision for loan losses was a credit of $1.3 million and $0.8 million in the first six months of 2016 and 2015, respectively. The level of the provision for loan losses in each period reflects the Company’s overall assessment of the allowance for loan losses, taking into consideration factors such as loan mix, levels of non-performing and classified loans and loan net charge-offs.  The Company recorded loan net recoveries of $0.95 million (0.24% annualized of average loans) and $0.04 million (0.01% annualized of average loans) in the second quarters of 2016 and 2015, respectively.  For the first six months of 2016 and 2015, the Company recorded loan net recoveries of $1.4 million (0.18% annualized of average loans) and loan net charge-offs of $0.6 million (0.09% of average loans), respectively.  The year-to-date improvement in 2016 was concentrated in commercial loans and mortgage loans.  At June 30, 2016, the allowance for loan losses totaled $22.7 million, or 1.44% of portfolio loans, compared to $22.6 million, or 1.49% of portfolio loans, at Dec. 31, 2015.

Balance Sheet, Liquidity and Capital

Total assets were $2.45 billion at June 30, 2016, an increase of $43.6 million from Dec. 31, 2015.  Loans, excluding loans held for sale, were $1.58 billion at June 30, 2016, compared to $1.52 billion at Dec. 31, 2015.  The commercial loan total of $792.0 million at June 30, 2016, included $6.7 million of inadvertent commercial deposit customer overdrafts that were cleared on July 1, 2016.

Deposits totaled $2.13 billion at June 30, 2016, an increase of $42.3 million from Dec. 31, 2015.  The increase in deposits is primarily due to growth in checking, savings and time account balances.

Cash and cash equivalents totaled $61.0 million at June 30, 2016, versus $85.8 million at Dec. 31, 2015. Securities available for sale totaled $599.8 million at June 30, 2016, versus $585.5 million at Dec. 31, 2015.  This $14.3 million increase is primarily due to the purchase of corporate securities, asset-backed securities, and municipal securities during the first six months of 2016.

Total shareholders’ equity was $246.9 million at June 30, 2016, or 10.07% of total assets.  Tangible common equity totaled $244.8 million at June 30, 2016, or $11.49 per share.  The Company’s wholly owned subsidiary, Independent Bank, remains significantly above “well capitalized” for regulatory purposes with the following ratios:

Regulatory Capital Ratios	6/30/2016	12/31/2015	Well Capitalized Minimum

Tier 1 capital to average total assets	9.87%	10.23%	5.00%
Tier 1 common equity to risk-weighted assets	13.87%	14.43%	6.50%
Tier 1 capital to risk-weighted assets	13.87%	14.43%	8.00%
Total capital to risk-weighted assets	15.12%	15.69%	10.00%

Share Repurchase Plan

As previously announced, on Jan. 21, 2016, the Board of Directors of the Company authorized a share repurchase plan.  Under the terms of the original 2016 share repurchase plan, the Company is authorized to buy back up to 5% of its outstanding common stock.  Also as previously announced, on Apr. 26, 2016 the Board of Directors of the Company authorized a $5.0 million expansion of the 2016 share repurchase plan.   The repurchase plan is authorized to last through Dec. 31, 2016.

Thus far in 2016 (through July 26, 2016), the Company had repurchased 1,153,136 shares of its common stock at a weighted average price of $14.62 per share.  As of July 26, 2016, the Company had approximately $4.41 million remaining under the 2016 share repurchase plan.  The Company did not have any share repurchases that settled in the second quarter of 2016.

Earnings Conference Call

Brad Kessel, President and CEO, and Rob Shuster, CFO, will review second quarter 2016 results in a conference call for investors and analysts beginning at 11:00 am ET on Thursday, July 28, 2016.

To participate in the live conference call, please dial 1-866-200-8394. Also the conference call will be accessible through an audio webcast with user-controlled slides via the following event site/URL:  http://services.choruscall.com/links/ibcp160728.

A playback of the call can be accessed by dialing 1-877-344-7529 (Conference ID # 10088305). The replay will be available through Aug. 4, 2016.

About Independent Bank Corporation

Independent Bank Corporation (NASDAQ: IBCP) is a Michigan-based bank holding company with total assets of approximately $2.5 billion.  Founded as First National Bank of Ionia in 1864, Independent Bank Corporation operates a branch network across Michigan's Lower Peninsula through one state-chartered bank subsidiary.  This subsidiary (Independent Bank) provides a full range of financial services, including commercial banking, mortgage lending, investments and title services.  Independent Bank Corporation is committed to providing exceptional personal service and value to its customers, stockholders and the communities it serves.

For more information, please visit our Web site at:  www.IndependentBank.com.

Any statements in this news release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “believes,” “contemplates,” “feels,” “expects,” “estimates,” “seeks,” “strives,” “plans,” “intends,” “outlook,” “forecast,” “position,” “target,” “mission,” “assume,” “achievable,” “potential,” “strategy,” “goal,” “aspiration,” “opportunity,” “initiative,” “outcome,” “continue,” “remain,” “maintain,” “on course,” “trend,” “objective,” “looks forward” and variations of such words and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may” or similar expressions, as they relate to Independent Bank Corporation or its management, are intended to identify forward-looking statements. These forward-looking statements are predicated on the beliefs and assumptions of Independent Bank Corporation's management based on information known to Independent Bank Corporation's management as of the date of this news release and do not purport to speak as of any other date. Forward looking statements may include descriptions of plans and objectives of Independent Bank Corporation's management for future or past operations, products or services, and forecasts of Independent Bank Corporation's revenue, earnings or other measures of economic performance, including statements of profitability, business segments and subsidiaries, and estimates of credit trends. Such statements reflect the view of Independent Bank Corporation's management as of this date with respect to future events and are subject to risks and uncertainties. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, Independent Bank Corporation's actual results could differ materially from those discussed. Factors that could cause or contribute to such differences are changes in general economic, political or industry conditions; changes in monetary and fiscal policies, including the interest rate policies of the Federal Reserve Board; volatility and disruptions in capital and credit markets; the interdependence of financial service companies; changes in regulation or oversight; unfavorable developments concerning credit quality; any future acquisitions or divestitures; the effects of more stringent capital or liquidity requirements; declines or other changes in the businesses or industries of Independent Bank Corporation's customers; the implementation of Independent Bank Corporation's strategies and business models; Independent Bank Corporation's ability to utilize technology to efficiently and effectively develop, market and deliver new products and services; operational difficulties, failure of technology infrastructure or information security incidents; changes in the financial markets, including fluctuations in interest rates and their impact on deposit pricing; competitive product and pricing pressures among financial institutions within Independent Bank Corporation's markets; changes in customer behavior; management's ability to maintain and expand customer relationships; management's ability to retain key officers and employees; the impact of legal and regulatory proceedings or determinations; the effectiveness of methods of reducing risk exposures; the effects of terrorist activities and other hostilities; the effects of catastrophic events; changes in accounting standards and the critical nature of Independent Bank Corporation's accounting policies. Independent Bank Corporation cautions that the foregoing list of factors is not exclusive. For discussion of factors that may cause actual results to differ from expectations, please refer to our filings with the Securities and Exchange Commission. In particular, please refer to “Item 1A. Risk Factors” in Independent Bank Corporation's Annual Report on Form 10-K for the year ended December 31, 2015. Forward-looking statements speak only as of the date they are made. Independent Bank Corporation does not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward looking statements are made. For any forward-looking statements made in this news release or in any documents, Independent Bank Corporation claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Financial Condition

	June 30, 2016	December 31, 2015
	(unaudited)
	(In thousands, except share amounts)
Assets
Cash and due from banks	$34,542	$54,260
Interest bearing deposits	26,488	31,523
Cash and Cash Equivalents	61,030	85,783
Interest bearing deposits - time	8,560	11,866
Trading securities	212	148
Securities available for sale	599,755	585,484
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	15,229	15,471
Loans held for sale, carried at fair value	31,713	27,866
Loans
Commercial	792,000	748,398
Mortgage	506,021	500,454
Installment	252,712	231,599
Payment plan receivables	31,389	34,599
Total Loans	1,582,122	1,515,050
Allowance for loan losses	(22,712)	(22,570)
Net Loans	1,559,410	1,492,480
Other real estate and repossessed assets	5,572	7,150
Property and equipment, net	41,044	43,103
Bank-owned life insurance	54,990	54,402
Deferred tax assets, net	35,257	39,635
Capitalized mortgage loan servicing rights	10,331	12,436
Vehicle service contract counterparty receivables, net	3,036	7,229
Other intangibles	2,106	2,280
Accrued income and other assets	24,451	23,733
Total Assets	$2,452,696	$2,409,066

Liabilities and Shareholders' Equity
Deposits
Non-interest bearing	$678,489	$659,793
Savings and interest-bearing checking	997,102	988,174
Reciprocal	49,355	50,207
Time	403,346	387,789
Total Deposits	2,128,292	2,085,963
Other borrowings	11,797	11,954
Subordinated debentures	35,569	35,569
Vehicle service contract counterparty payables	1,066	797
Accrued expenses and other liabilities	29,049	23,691
Total Liabilities	2,205,773	2,157,974

Shareholders’ Equity
Preferred stock, no par value, 200,000 shares authorized; none issued or outstanding	-	-
Common stock, no par value, 500,000,000 shares authorized; issued and outstanding:
21,315,881 shares at June 30, 2016 and 22,251,373 shares at December 31, 2015	324,268	339,462
Accumulated deficit	(74,062)	(82,334)
Accumulated other comprehensive loss	(3,283)	(6,036)
Total Shareholders’ Equity	246,923	251,092
Total Liabilities and Shareholders’ Equity	$2,452,696	$2,409,066

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2016	2016	2015	2016	2015
	(unaudited)
Interest Income	(In thousands, except per share amounts)
Interest and fees on loans	$18,208	$18,556	$17,751	$36,764	$34,990
Interest on securities
Taxable	2,480	2,244	1,869	4,724	3,627
Tax-exempt	282	248	222	530	439
Other investments	297	306	289	603	627
Total Interest Income	21,267	21,354	20,131	42,621	39,683
Interest Expense
Deposits	1,152	1,114	967	2,266	1,974
Other borrowings	485	477	463	962	917
Total Interest Expense	1,637	1,591	1,430	3,228	2,891
Net Interest Income	19,630	19,763	18,701	39,393	36,792
Provision for loan losses	(734)	(530)	(134)	(1,264)	(793)
Net Interest Income After Provision for Loan Losses	20,364	20,293	18,835	40,657	37,585
Non-interest Income
Service charges on deposit accounts	3,038	2,845	3,117	5,883	5,967
Interchange income	1,976	1,878	2,240	3,854	4,382
Net gains (losses) on assets
Mortgage loans	2,529	1,642	1,784	4,171	3,923
Securities	185	162	(33)	347	52
Mortgage loan servicing	(334)	(978)	1,452	(1,312)	1,032
Title insurance fees	253	288	337	541	593
Other	1,933	1,972	2,090	3,905	4,000
Total Non-interest Income	9,580	7,809	10,987	17,389	19,949
Non-Interest Expense
Compensation and employee benefits	12,000	11,881	11,791	23,881	23,576
Occupancy, net	1,856	2,207	2,040	4,063	4,459
Data processing	1,936	2,101	2,027	4,037	3,957
Furniture, fixtures and equipment	965	984	965	1,949	1,917
Communications	722	888	694	1,610	1,430
Loan and collection	571	825	967	1,396	2,122
Advertising	478	477	448	955	932
Legal and professional	345	413	453	758	833
FDIC deposit insurance	331	334	351	665	694
Interchange expense	267	266	289	533	580
Credit card and bank service fees	198	187	203	385	405
Vehicle service contract counterparty contingencies	(1)	30	30	29	59
Provision for loss reimbursement on sold loans	-	(15)	45	(15)	(24)
Costs (recoveries) related to unfunded lending commitments	(80)	13	4	(67)	20
Net gains on other real estate and repossessed assets	(159)	(6)	(139)	(165)	(178)
Other	1,466	1,460	1,411	2,926	2,948
Total Non-interest Expense	20,895	22,045	21,579	42,940	43,730
Income Before Income Tax	9,049	6,057	8,243	15,106	13,804
Income tax expense	2,611	1,957	2,624	4,568	4,404
Net Income	$6,438	$4,100	$5,619	$10,538	$9,400
Net Income Per Common Share
Basic	$0.30	$0.19	$0.25	$0.49	$0.41
Diluted	$0.30	$0.19	$0.24	$0.48	$0.40

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Selected Financial Data

	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015
	(unaudited)
	(dollars in thousands except per share data)
Three Months Ended
Net interest income	$19,630	$19,763	$19,353	$18,841	$18,701
Provision for loan losses	(734)	(530)	(1,677)	(244)	(134)
Non-interest income	9,580	7,809	10,062	10,119	10,987
Non-interest expense	20,895	22,045	22,841	21,879	21,579
Income before income tax	9,049	6,057	8,251	7,325	8,243
Income tax expense	2,611	1,957	2,681	2,278	2,624
Net income	$6,438	$4,100	$5,570	$5,047	$5,619

Basic earnings per share	$0.30	$0.19	$0.25	$0.22	$0.25
Diluted earnings per share	0.30	0.19	0.25	0.22	0.24
Cash dividend per share	0.08	0.08	0.08	0.06	0.06

Average shares outstanding	21,280,926	21,751,108	22,314,319	22,673,033	22,899,040
Average diluted shares outstanding	21,639,077	22,061,937	22,629,107	23,132,682	23,440,478

Performance Ratios
Return on average assets	1.06%	0.68%	0.93%	0.86%	0.98%
Return on average common equity	10.66	6.70	8.80	7.84	8.86
Efficiency ratio	71.27	79.67	76.77	78.22	71.97

As a Percent of Average Interest-Earning Assets
Interest income	3.81%	3.90%	3.84%	3.85%	3.90%
Interest expense	0.29	0.29	0.28	0.27	0.28
Net interest income	3.52	3.61	3.56	3.58	3.62

Average Balances
Loans	$1,577,026	$1,549,789	$1,492,687	$1,474,269	$1,453,416
Securities available for sale	591,648	563,815	598,961	553,909	560,742
Total earning assets	2,258,536	2,210,586	2,178,624	2,112,381	2,082,967
Total assets	2,447,910	2,420,855	2,385,459	2,322,111	2,293,446
Deposits	2,131,788	2,103,477	2,061,178	1,995,035	1,965,029
Interest bearing liabilities	1,506,335	1,497,584	1,459,837	1,409,499	1,409,309
Shareholders' equity	242,800	246,086	251,123	255,463	254,483

End of Period
Capital
Tangible common equity ratio	9.99%	9.60%	10.34%	10.48%	11.02%
Average equity to average assets	9.92	10.17	10.93	11.07	11.11
Tangible book value per share	$11.49	$11.22	$11.18	$11.11	$11.06
Total shares outstanding	21,315,881	21,261,830	22,251,373	22,548,562	22,769,416

Selected Balances
Loans	$1,582,122	$1,538,982	$1,515,050	$1,467,999	$1,450,007
Securities available for sale	599,755	589,500	585,484	604,662	557,695
Total earning assets	2,264,079	2,285,331	2,187,408	2,179,714	2,078,444
Total assets	2,452,696	2,488,367	2,409,066	2,394,861	2,288,954
Deposits	2,128,292	2,154,706	2,085,963	2,060,962	1,961,417
Interest bearing liabilities	1,497,169	1,530,607	1,473,693	1,468,393	1,392,185
Shareholders' equity	246,923	240,792	251,092	252,980	254,375